Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 5 to the Registration Statement (Form S-11 No. 333-271906) and related Prospectus of BGO Industrial Real Estate Income Trust, Inc. for the registration of $5,000,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 1, 2024, with respect to the consolidated financial statements of NP BGO NTR Portfolio, LLC and Subsidiaries, included in BGO Industrial Real Estate Income Trust, Inc.’s Annual Report (Form 10-K) for the period from February 3, 2023 (date of capitalization) through December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 17, 2024